Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 12, 2014, relating to the financial statements and supplemental schedule of ATI Forgings and Castings Savings and Deferral Plan, included in this Annual Report on Form 11-K of the ATI Forgings and Castings Savings and Deferral Plan for the year ended December 31, 2013.
/s/ Schenck SC
Certified Public Accountants
Milwaukee, Wisconsin
June 12, 2014